EXHIBIT 10.1
INDEMNIFICATION AGREEMENT
     This INDEMNIFICATION AGREEMENT (the “Agreement”) made and entered into as of June 30, 2006, by and among Z-Axis Corporation, a Colorado corporation (the “Company”), Z-Axis, LLC, a Colorado limited liability company, and ___[Name of Officer or Director] (“Indemnitee”), and is acknowledged and consented to by TKH, LLC, a Colorado limited liability company (the “Purchaser LLC”), of which Messrs. Alan Treibitz and Raymond Hauschel, and Ms. Stephanie S. Kelso (collectively, the “Z-Axis Investor Group”) are the sole record and beneficial owners of Purchaser LLC.
     WHEREAS, highly competent persons are reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation; and
     WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and
     WHEREAS, Indemnitee is willing to serve or continue to serve for or on behalf of the Company on the condition that Indemnitee be so indemnified; and
     WHEREAS, the parties hereto intend that upon consummation of the Exchange (as defined in Article X), the Company will no longer have any obligations pursuant to, this Agreement and at that time the Company will solely be obligated to indemnify the Indemnitee pursuant to the provisions of Section 12.5 of the Stock Exchange Agreement (as defined in Article X of this Agreement); and
     NOW, THEREFORE, in consideration of the promises, conditions, representations and warranties set forth herein, including Indemnitee’s continued service to the Company, the Company and Indemnitee hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meaning given here:
     1.01 “Board” shall mean the Board of Directors of the Company.
     1.02 “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit or other enterprise which such person is or was serving at the express written request of the Company.
     1.03 “Covered Act” means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by Indemnitee or against any of the foregoing alleged by any claimant or any claim against Indemnitee by reason of being a director or officer of the Company.
     1.04 “D&O Insurance” means the directors’ and officers’ liability insurance in favor of the Company and as reflected by the policy or policies issued by the insurer(s), and having the policy number(s), amount(s) and deductible(s) now existing and included in the Company’s files or replacement, substitute or tail policies issued by one or more reputable insurers providing in all respects coverage at least comparable to and in the same amount as that provided under the policy or policies covering the Company and its directors and officers that is now or hereafter placed into effect.
     1.05 “Determination” means a determination, based on the facts known at the time, made by:
     (a) A majority vote of a quorum of disinterested directors; or

     (b) Independent Counsel in a written opinion prepared at the request of a majority of a quorum of Disinterested Directors; or
     (c) A majority of the disinterested stockholders of the Company; or
     (d) A final adjudication by a court of competent jurisdiction.
     “Determined” shall have a correlative meaning.
     1.06 “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
     1.07 “Effective Date” means the date of this Agreement.
     1.08 “Excluded Claim” means any payment for Losses or Expenses in connection with any claim:
     (a) Based upon or attributable to Indemnitee gaining in fact any personal profit or advantage to which Indemnitee is not entitled; or
     (b) For the return by Indemnitee of any remuneration paid to Indemnitee without the previous approval of the stockholders of the Company which is illegal; or
     (c) For an accounting of profits in fact made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or similar provisions of any state law; or
     (d) Resulting from Indemnitee’s knowingly fraudulent, dishonest or willful misconduct; or
     (e) The payment of which by the Company under this Agreement is not permitted by applicable law.
     1.09 “Expenses” shall include all reasonable attorneys fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all costs of e-discovery, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding, but shall not include Fines.
     1.10 “Fines” mean any fine, penalty or, with respect to an employee benefit plan, any excise tax or penalty assessed with respect thereto.
     1.11 “Good Faith” shall mean Indemnitee having acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, having had no reasonable cause to believe Indemnitee’s conduct was unlawful.
     1.12 “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past three years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
     1.13 “Loss” means any amount which Indemnitee is legally obligated to pay as a result of a claim or claims made against him or her for Covered Acts including, without limitation, damages and judgments and sums paid in settlement of a claim or claims, but shall not include Fines.
     1.14 “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual threatened or completed proceeding whether civil, criminal, administrative or investigative, other than one initiated by Indemnitee. For purposes of the foregoing sentence, a “Proceeding” shall not be deemed to have been initiated by Indemnitee where

Indemnitee seeks pursuant to Article IX of this Agreement to enforce Indemnitee’s rights under this Agreement relating thereto.
ARTICLE II
SERVICES BY, AND CAPACITIES, OF INDEMNITEE
     Indemnitee is at the date hereof a director [and officer] of the Company. The positions under which Indemnitee will render services to the Company shall be all those which are reflected in the meeting minutes of the Company’s stockholders or directors or both, as the case may be, and will include any and all services rendered in those capacities. Indemnitee may at any time and for any reason resign from his or her position as a director or officer, as the case may be, of the Company, subject to any other contractual obligation or any obligation imposed by operation of law.
ARTICLE III
MAINTENANCE OF D&O INSURANCE
     3.01 Description of D&O Insurance. The Company will maintain a policy or policies of directors’ and officers’ liability insurance that will be in effect not later than the Effective Date, all of which has or have been disclosed to the Indemnitee and as to which Indemnitee acknowledges having the right to receive a copy or copies of all such policies prior to execution hereof or upon reasonable request at any time hereafter.
     3.02 Named Insured. In any policies of D&O Insurance which will be maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy.
     3.03 No Obligation. Nothing herein shall impose upon the Company the obligation to maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit. Any discontinuance of prior coverage or non-renewal of D&O Insurance coverage will be communicated by the Company to the Indemnitee.
ARTICLE IV
INDEMNIFICATION
     4.01 Indemnification in General. The Company shall indemnify and hold Indemnitee harmless for any Losses, Expenses, judgments, penalties, Fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in Good Faith. Such indemnification and hold harmless will relate back to the date upon which the Indemnitee first became a director or officer of the Company.
     4.02 Excluded Coverage. The Company shall have no obligation to indemnify and hold Indemnitee harmless from any Losses or Expense which has been Determined to constitute an Excluded Claim. Notwithstanding the provisions of Section 4.01, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if and only to the extent that a court of competent jurisdiction in the State of Colorado, or the court in which such Proceeding shall have been brought or pending, shall Determine.
     4.03 Indemnification of a Party Who Is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the maximum extent permitted by law, against all Losses, Expenses, judgments, penalties, Fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee to the maximum extent permitted by law, against all Losses, Expenses, judgments, penalties, Fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 4.03 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter, so long as there has been no finding (either adjudicated or pursuant to Article VI) that Indemnitee did not act in Good Faith.
     4.04 Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in a Proceeding, Indemnitee shall be indemnified against all Losses and Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.
ARTICLE V
ADVANCEMENT OF EXPENSES
     Notwithstanding any provision to the contrary in Article VI, the Company shall advance all reasonable Expenses which, by reason of Indemnitee’s Corporate Status, are incurred by or on behalf of Indemnitee in connection with any Proceeding, within twenty (20) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Such statements may be redacted to the extent necessary to preserve attorney-client confidentiality, work product or other applicable privileges, if any. Any advance and undertakings to repay pursuant to this Article V shall be unsecured and interest free.
ARTICLE VI
PROCEDURES FOR DETERMINATION OF ENTITLEMENT
     6.01 Initial Notice. Promptly after receipt by Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, Indemnitee shall, if indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement thereof. Indemnitee shall include therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall promptly advise the Board in writing that Indemnitee has requested indemnification.
     6.02 D&O Insurance. If, at the time of the receipt of such notice, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies in favor of Indemnitee. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all Losses and Expenses payable as a result of such Proceeding in accordance with the terms of such policies.
     6.03 Employment of Counsel. To the extent the Company does not, at the time of the commencement of or the threat of commencement of a Proceeding, have applicable D&O Insurance, or if a Determination is made that any Expenses arising out of such Proceeding will not be payable under the D&O Insurance then in effect, the Company shall be obligated to pay the Expenses of any such Proceeding in advance of the final disposition thereof as provided in Article V and the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, the Company will not be liable to Indemnitee under this Agreement for any legal or other Expenses subsequently incurred by Indemnitee in connection with such defense other than reasonable Expenses of investigation provided that Indemnitee shall have the right to employ its own counsel in any such Proceeding but the fees and expenses of such counsel incurred after delivery of notice from the Company of its assumption of such defense shall be at Indemnitee’s expense and provided further that if (i) the employment of counsel by Indemnitee has been previously authorized by the Company, (ii) Indemnitee and counsel shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, the fees and expenses of counsel shall be at the expense of the Company.
     6.04 Payment. All payments on account of the Company’s indemnification obligations under this Agreement shall be made within sixty (60) days of Indemnitee’s written request therefor unless a Determination is made that the claims giving rise to Indemnitee’s request are Excluded Claims or otherwise not payable under this Agreement or applicable law.
     6.05 Reimbursement by Indemnitee. Indemnitee agrees that he or she will reimburse the Company for all Losses and Expenses paid by the Company in connection with any Proceeding against Indemnitee in the event and only to the extent that a Determination shall have been made by a court in a final adjudication from which there is no further right of appeal that Indemnitee is not entitled to be indemnified by the Company for such Expenses because the claim is an Excluded Claim or because Indemnitee is otherwise not entitled to payment under this Agreement.
     6.06 Cooperation. Indemnitee shall cooperate with the person, persons or entity making the Determination with respect to Indemnitee’s entitlement to indemnification under this Agreement, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such Determination. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such Determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
ARTICLE VII
SETTLEMENT
     The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent. The Company shall not settle any claim in any manner which would impose any Fine or other obligation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.
ARTICLE VIII
RIGHTS NOT EXCLUSIVE
     The rights provided hereunder shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under any bylaw, agreement, vote of stockholders or of Disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity by holding such office, and shall continue after Indemnitee ceases to serve the Corporation as a director or officer or both, as the case may be.
ARTICLE IX
ENFORCEMENT
     9.01 Burden of Proof. Indemnitee’s right to indemnification shall been enforceable by Indemnitee in the state courts of the State of Colorado and shall be enforceable notwithstanding any adverse Determination. In any such action, if a prior adverse Determination has been made, the burden of proving that indemnification is required under this Agreement shall be on Indemnitee. The Company shall have the burden of proving that indemnification is not required under this Agreement if no prior adverse Determination shall have been made.
     9.02 Costs And Expenses. In the event that any action is instituted by Indemnitee under this Agreement, or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable counsel fees, incurred by Indemnitee with respect to such action, unless the court determines that each of the material assertions made by Indemnitee as a basis for such action were not made in Good Faith or were frivolous.
ARTICLE X
APPLICABILITY OF AGREEMENT FOR SILICON MOUNTAIN HOLDINGS
     10.01 The Exchange, LLC Sale and Related Transactions. The Company is a party to that that certain Stock Exchange Agreement (herein so called) dated as of May 7, 2006, as amended on June 30, 2006, by and among the Company, Silicon Mountain Memory, Incorporated, a Colorado corporation (“SMM”), Rudolph (Tre’) A. Cates III and Roger Haston, as the SMM principal stockholders, and Alan Treibitz and Stephanie Kelso, as the Z-Axis principal stockholders pursuant to which the Company will acquire, subject to the conditions set forth therein, all the issued and outstanding securities of SMM through an exchange (the “Exchange”), upon the terms set forth therein. Following the Closing (as defined in the Stock Exchange Agreement), the entity formerly known as the Company shall be known as Silicon Mountain Holdings. Pursuant to the terms of the Stock Exchange Agreement, the Company intends to transfer all of its assets and Liabilities (as defined in the Stock Exchange Agreement), including this Agreement and all the Company’s rights and obligations pursuant to this Agreement, to Z-Axis, LLC, a Colorado limited liability company (“Z-Axis LLC”), which will be a wholly owned subsidiary of the Company. Pursuant to the terms of the Stock Exchange Agreement, and in accordance with the terms of the Limited Liability Company Interests Purchase Agreement by and among the Company, Purchaser LLC and the Investor Group dated June 30, 2006, Purchaser LLC intends to purchase all of the outstanding membership interests of Z-Axis LLC from the Company (the “LLC Sale”). The transfer of all the assets and Liabilities of the Company to the Z-Axis LLC will include all the Liabilities of Z-Axis as of the transfer, including (but not limited to) Liabilities for events that occur prior to the Closing, this Agreement and the D&O Insurance (the “Z-Axis Transfer”). Notwithstanding any other provision of this Agreement, upon the Z-Axis Transfer, this Agreement and the D&O Insurance and all rights and obligations of the Company pursuant to this Agreement will be transferred to and assumed by the Z-Axis LLC, and thereafter, neither the Company nor Silicon Mountain Holdings will have any obligations to any Indemnitee or to any other person or entity pursuant to the terms of this Agreement.
     10.02 Transfer of the Agreement and D&O Policy. Notwithstanding anything to the contrary, the parties hereby acknowledge, consent and agree to the assignment of this Agreement and all of Company’s rights and obligations hereunder by the Company to Z-Axis LLC as part of the Z-Axis Transfer as referenced above and to the LLC Sale, and the assumption of the indemnification obligations by Z-Axis LLC as further described herein..
     10.03 Obligations of Z-Axis and Silicon Mountain Holdings Following the Exchange. Notwithstanding anything to the contrary, this Agreement is not intended to expand, change, modify, affect or otherwise relate to, in any manner whatsoever, the rights or obligations of Silicon Mountain Holdings under Section 12.5 of the Stock Exchange Agreement. The parties acknowledge and agree that Silicon Mountain Holdings’ sole responsibilities and obligations pursuant to Section 12.5 of the Stock Exchange Agreement are solely defined by the terms of Section 12.5 of the Stock Exchange Agreement, and none of the terms or provisions of this Agreement is applicable to any indemnification or other matter provided by, or otherwise occurring pursuant to, Section 12.5 of the Stock Exchange Agreement. Other than its obligations under Section 12.5 to the Stock Exchange Agreement (as described above), the Company and Indemnitee hereby release Silicon Mountain Holdings from any and all liabilities or obligations under this Agreement, and effective upon the closing of the Exchange and only if the Exchange is consummated, the Indemnitee releases the Company from any and all liabilities under this Agreement. At the effective time of this release, and subsequent thereto, the Indemnitee will be indemnified by Silicon Mountain Holdings pursuant to the provisions of Section 12.5 of the Stock Exchange Agreement. and in the event of a conflict between this Agreement and Section 12.5 of the Stock Exchange Agreement, the provisions of Section 12.5 of the Stock Exchange Agreement shall control.

ARTICLE XI
GENERAL PROVISIONS
     11.01 Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors, personal representatives and administrators.
     11.02 No Duplicate Indemnity or Recovery. Notwithstanding any provisions to the contrary herein, this Agreement shall not be interpreted or construed in such a manner as to provide Indemnitee duplicate indemnities or recoveries to the extent Indemnitee is entitled under applicable law, D&O policies or other contracts or agreements, to indemnity or reimbursement of Losses, Expenses, judgments, penalties, Fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with a Proceeding or any claim, issue or matter therein.
     11.02 Severability. If any provision or provisions of this Agreement is determined by a court to be invalid, illegal or unenforceable for any reason whatsoever, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with its terms.
     11.03 Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
     11.04 Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
     11.05 Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. This Agreement shall remain in effect for a period of ten years from the date of its execution, notwithstanding any change in control of the Company that shall occur during the term of this Agreement and notwithstanding that during the term hereof the Indemnitee shall cease serving as an officer or director of the Company, as the case may be.
     11.06 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed.

If to Indemnitee to:	As shown with Indemnitee’s signature below

If to the Company to:	Z-Axis Corporation
5445 DTC Parkway, Suite 450
Greenwood Village, Colorado 80111

With a copy to:	Robert W. Walter, Esq.
or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
     11.07 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado without application of the conflict of laws principles thereof.
     11.08 Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Colorado for all purposes in connection with any Proceeding which arises out of or relates to this Agreement, and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Colorado.
     11.09 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior indemnification agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INDEMNITEE:
Signed:
Print Name: Print Title(s): Address:

Z-AXIS CORPORATION A Colorado corporation:
By:
Name:
Title:

Z-AXIS, LLC A Colorado limited liability company
By:
Name:
Title:
[acknowledgment and consent signatures on next page]

ACKNOWLEDGED AND CONSENTED TO:

TKH LLC A Colorado limited liability company
By:
Name:	Alan Treibitz
Title:	Authorized Manager

Z-AXIS INVESTOR GROUP

Alan Treibitz

Stephanie S. Kelso

Raymond Hauschel